Exhibit 23. 1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 expected to be filed on July 29, 2008) and related Prospectus of AutoZone, Inc. and to the incorporation by reference therein of our reports dated October 19, 2007, with respect to the consolidated financial statements of AutoZone, Inc. and the effectiveness of internal control over financial reporting of AutoZone, Inc., included in its Annual Report (Form 10-K) for the year ended August 25, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Memphis, Tennessee
July 28, 2008